Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is between Wireless Ronin Technologies Inc. (the “Company” or “WRT”) and Robert Whent (referred to in this Agreement as “I”, “me” or “my”).
1. Recital. The Company and I entered into an Executive Employment Agreement effective August 16, 2007, hereafter referred to as the “Employment Agreement”. Capitalized terms used in this Agreement but not herein defined are defined in the Employment Agreement.
2. Resignation. I have voluntarily resigned from my employment and from all offices and other positions I may have had with the Company effective at 11:59 p.m. March 6, 2009, (the “Resignation Date”). This Agreement sets forth certain agreements between the Company and me with respect to my separation from the Company.
3. The Company’s Payment and Benefits. Notwithstanding my resignation, and subject to the conditions described in Section 3.3 below, the Company will provide to me the following pay and benefits:
3.1 Severance Pay. A Severance Payment totaling CAN $225,000.00 dollars equal to twelve (12) months of my base salary, less applicable deductions and/or withholdings as appropriate (the “Severance Payment”) will be made in a lump sum payable on or before April 3, 2009, by wire to Canadian Imperial Bank of Commerce, 100 Ouellette Avenue, Windsor, Ontario, Bank Code 010, Swift Code CIBCCATT, Transit Number 00182, Account Number XXXXXXX.
3.2 Benefits. The Company will continue all of my currently enjoyed insured benefits (other than short and long-term disability coverage which will terminate on May 2, 2009) until the earlier of the twelve (12) month period from the date of my resignation and the date on which I obtain replacement benefits through alternate employment, but excluding any benefits received as a result of my participation or interest in or employment in the Online Teachers Education Portal Project (the “Project”) after the date hereof. I agree to promptly notify the Company if I receive benefits from alternate employment other than from the Project.
3.3 Taxes and Deductions. All payments are subject to standard tax and other deductions as appropriate. In addition, I will be fully responsible for all taxes, interest and penalties arising out of any payments and benefits made to me under this Agreement and will fully indemnify the Company and hold it harmless with respect to the same.
3.4 Announcement. The Company has agreed that if I tender my resignation as contemplated by this Agreement that all communications concerning my departure from the Company will be consistent with a resignation initiated by me.

3.5 Conditions. All payments and benefits to be made under this Section are conditioned on delivery to the Company of my written resignation by fax or email on or before March 10, 2009, effective immediately, and are subject to the following additional conditions:
▪	I must sign this Agreement within ten (10) days of receiving it.

▪	I must not breach any of my promises or representations under this Agreement or und any continuing obligations under my Employment Agreement as referenced in Section 5.2, except as amended hereby.

▪	I must comply with all applicable securities laws, including specifically the Securities Act of 1933 and the Securities and Exchange Act of 1934, and including any blackout or other trading restrictions impose pursuant to such laws.
3.6 The Project. The Company agrees to deliver to me with the Severance Payment a Transfer and Assignment of their interest in the Project in the form attached as Schedule “A” hereto.
4. My Release.
In exchange for the consideration provided to me in this Agreement, including the Company’s payment of severance payments and benefits to me despite my resignation, and the Company’s willingness to allow me to resign, on my own behalf and on behalf of anyone claiming any rights through me, I fully and finally release, waive and give up all My Claims (as defined below) against the Company and all Related Parties (as defined below).
“Related Parties” means any parent, subsidiary, predecessor, successor, affiliate or other organization or entity related to the Company, and all of their past or present officers, directors, shareholders, employees, committees, insurers, indemnitors, pension or welfare, and other benefit plans, successors, assigns, committees, administrators, and all persons acting on behalf of, or on instruction from the Company or any other related organization or entity.
“My Claims” as used in this Agreement means, all claims, actions, causes of action, demands, and rights I have or may have against the Company or any Related Parties, arising out of any acts, facts or events which occurred in whole or in part before I signed this Agreement whether or not I now know about or suspect them and whether past or present. “My Claims” includes but is not limited to, all such claims for damages, compensation, expenses (including legal fees) and any other form of relief, regardless of the law or legal theory on which such claim is based and includes but is not limited to all claims under the Employment Standards Act, 2000 or the Human Rights Code, as each may have been amended, and all claims of any nature under any other federal, provincial, or local statute, ordinance or other law or legal theory, including any based on wrongful discharge, breach of any contract, promissory, estoppel, emotional distress, defamation, negligence, invasion of privacy, or any other theory, and including all claims related to my employment, the compensation, benefits and rights enjoyed by me in connection with such employment or those related to my separation from employment with the Company.
I understand that I am giving up all of My Claims as described above. I will not bring any lawsuits or commence any applications or proceedings against the Company or any Related Party relating to any of My Claims.
To the fullest extent allowed by applicable law, it is my intent to waive all of My Claims and rights and to have this be interpreted as a full and general release.
This Agreement does not affect my rights, if any, under the Company’s directors and officers liability insurance policy. This release does not affect the Company’s obligations to indemnify me to the fullest extent allowed under the Canada Business Corporations Act or the Ontario Business Corporations Act in respect of claims, actions or damages made, brought or assessed against me or to which I become a party by reason of my having been an officer or employee of the Company. This Agreement also does not affect my rights to indemnification and defense as more fully set forth in the Company’s bylaws.
5. Additional Agreements and Understandings.
5.1 Final Payments. I acknowledge and agree that, upon my receipt of the benefits described below I will have been paid all wages, salary, other compensation, and benefits due me as an employee of the Company through my Resignation Date. I understand that the benefits described below will be provided to me whether or not I sign this Agreement. In addition, in accordance with the Ontario law I will be entitled to benefit continuation as set out in Section 3.2 hereof and
▪	Base Salary (subject to applicable withholding) payable through the Resignation Date as described above.

▪	Accrued unused paid time off (“PTO”) as of the Resignation Date.

▪	Reimbursement of any reasonable business expenses incurred by me in carrying out my duties, properly documented and submitted to the Company but unpaid as of the Resignation Date.
The Company acknowledges its obligation to pay the amounts and provide the benefits stated in this Section on the next regular pay day following the Resignation date. I understand that any interest in any RRSP, stock purchase plan or other similar employee benefit plan, or in any option agreements that I may have as a former employee of the Company will be governed by the terms the relevant plan(s) and/or agreement.

5.2 Continuing Obligations. I acknowledge and agree that I remain bound by the provisions of Articles 7, 8 and 9 of the Employment Agreement and that I am obligated under all such provisions in accordance with their terms; provided that the Company agrees that my participation and ownership interest in the Project shall not constitute any breach of the provisions of Articles 7, 8 and 9 of the Employment Agreement.
5.3 Sufficient Consideration. I agree that I am receiving adequate consideration for my release of claims against the Company and my other promises contained in this Agreement, which consideration includes but is not limited to the Company’ offer to continue my insured benefits beyond the statutory notice period as specified in Section 3.2, which is not required by the terms of my Employment Agreement.
5.4 Cooperation. I agree to be reasonably available for consultation with and assistance to the Company with respect to matters and issues within my former job responsibilities for a period of 60 days after my termination. I acknowledge and agree that such cooperation with the Company is necessary for a proper and orderly transition and that the consideration set forth herein fully compensates me for this reasonable cooperation.
5.5 Return of Property. Save for documents relating to the Project, I will, on request, and, in any event, no later than one business day after my Resignation Date, collect and return all property of the Company in my possession or control to the Company. Property of the Company includes but is not limited to all equipment, communication devices (e.g. cell phones, laptops, pages, etc), all information stored in any tangible form, including electronic (e.g. on disks, hard drives, audio or visual tapes, etc.) and paper forms, and all other property of any nature. To the extent that I have any information of the Company stored on any personal or other non-Company equipment or devices, on or before the Resignation Date, I will deliver such information to the Company and remove it from all such personal equipment in a manner and form agreed upon by the Company.
5.6 Severability / Modification. If any one or more of the provisions of this Agreement are determined to be invalid, that provision will be severed and shall not affect the validity of any other provisions of this Agreement. This Agreement can only be modified by a subsequent written agreement.
5.7 Binding Effect. This Agreement shall be binding upon each of the parties and each party’s heirs, successors, administrators, executors, legal representatives, agents and assigns. I understand, however, that this Agreement is personal to me and may not be assigned by me.
5.8 Complete Agreement. Save for Schedule “A” attached hereto pertaining to the Project, this Agreement is intended to state the complete Agreement among the parties in connection with the termination of my employment with the Company. With the exception of the provisions that I acknowledge to be continuing obligations under

Section 5.2 of this Agreement, any prior agreements, including any provisions regarding the payment of severance to me under my Employment Agreement are terminated and/or superseded by this Agreement. This Agreement shall be governed by the laws of the Province of Ontario.
6. Rights to Consider; Knowing and Voluntary Waiver.
6.1 Right to Consult Legal Counsel: I understand that by way of this paragraph, the Company is specifically advising me to consult an attorney prior to signing this Agreement.
6.2 Consideration: I have read this Agreement carefully and understand all of its terms. By signing this Agreement, I understand that I am specifically waiving all rights or claims against the Company arising out of or in respect of my employment with the Company or the termination of that employment, except my right to enforce the terms of this Agreement. I am entering into this Agreement knowingly and voluntarily after considering all of its terms. I have had the opportunity to discuss this Agreement with my own legal counsel prior to signing it. In agreeing to sign this Agreement I have not relied on any statements or explanations made by the Company, its agents or its legal counsel, other than those contained in this Agreement.

Dated: March 6, 2009	/s/ Robert Whent
Robert Whent

Wireless Ronin Technologies, Inc.

Dated: March 6, 2009	By:	/s/	Scott Ross

Scott Ross
Vice President, General Counsel and Secretary
Wireless Ronin Technologies, Inc.

Schedule “A” to Separation Agreement and General Release
This Assignment and Transfer Agreement (the “Assignment”) is dated the 6th day of March, 2009, between Wireless Ronin Technologies Inc. (the “Company” or “WRT”) and Robert Whent (referred to in this Agreement as “Whent”).
WHEREAS the parties hereto enter into a Separation Agreement and General Release effective 11:59 p.m. on March 6, 2009.
AND WHEREAS the Company agreed to transfer to Whent their rights, title, interest and ownership in the Online Teachers Education Portal Project (the “Project”);
NOW THEREFORE this Agreement witnesseth in consideration of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1. Recitals
1.1 The foregoing recitals are true in substance and in form and are hereby incorporated by reference.
2. Assignment and Transfer of the Project
2.1 The Company hereby expresses and does, by this document, hereby irrevocably transfer and assign all its right, title, interest and ownership in the Project to Whent and his heirs, successors, and assigns, including but not limited to the following:
(a)	all written and electronic documents, manuals, programs, and other media pertaining to the Project;

(b)	all Project assets, including but not limited to course-ware;

(c)	all concepts and plans, whether written or not;

(d)	all business plans for the Project;

(e)	all service, customer and other contracts and agreements in connection with the Project, including but not limited to the supplier and members of the Boards of Education listed in Schedule “A” hereto.
2.2 No computer or other equipment shall be transferred to Whent.
2.3 Whent will continue to service all customers, without compensation from the Company, and agrees to indemnify the Company from any damages or liabilities that the Company may incur as a result of Whent’s operation of the Project after the date hereof.

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3. Additional Provisions
3.1 This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of Province of Ontario.
3.2 Each of the parties hereto covenants and agrees that they will sign such further agreements, assurances, papers and documents, and generally do and perform or cause to be done and performed such further and other acts and things as may be necessary or desirable from time to time in order to give full effect to this Agreement and every part hereof.
3.3 This is the entire agreement between the parties and there are no representations, warranties or covenants except as set out herein.
3.4 All of the terms, covenants and conditions herein contained shall be for and shall inure to the benefit of and shall bind the respective parties hereto and their successors and assigns respectively, and the further assignment by the Assignee of this Agreement is expressly permitted by the Assignor.
Dated this 6th day of March, 2009.

Wireless Ronin Technologies, Inc.
By:	/s/ Scott Ross
Scott Ross
Vice President, General Counsel and Secretary

I have authority to bind the Corporation.

/s/ [illegible] Witness	/s/ Robert Whent Robert Whent

SCHEDULE “A”
TO
ASSIGNMENT AND TRANSFER AGREEMENT
Supplier
Open Knowledge Technologies (OK Tech)
Boards of Education
Catholic District School Board of Eastern Ontario
Greater Essex County District School Board
Nipissing-Parry Sound Catholic School Board
Northwest Catholic District School Board
Superior Greenstone District School Board
Superior North District School Board
Toronto Catholic District School Board
Upper Canada District School Board